MFS/Sun Life Series Trust
                                 Form N-SAR

                                  Item 77C

Each of the Global Asset Allocation Series and the Global Telecommunications Series, series of MFS/Sun Life Series Trust, held special meetings of shareholders on July 28, 2003, to consider and act upon a proposal to approve a Plan of Reorganization and Termination. The description of the items and the number of affirmative and negative votes cast with respect to each matter is hereby incorporated by reference to the Trust's Annual Report to Shareholders dated December 31, 2003, to be filed via EDGAR with the Securities and Exchange Commission on or before February 28, 2004.